                                                                    EXHIBIT 99.1

PRESS RELEASE

LASON ANNOUNCES APPROVAL OF DISCLOSURE STATEMENT

TROY, MI - (Business Wire) - March 20, 2002 - Lason, Inc. (OTC: LSONQ) announced today that the U.S. Bankruptcy Court in the District of Delaware (the "Court") has approved its Disclosure Statement. The Court also authorized the Company to transmit its Disclosure Statement and Plan of Reorganization (the "Plan") and solicit votes from its creditors regarding such Plan. Ballots to vote on the Plan are expected to be mailed out to the Company's creditors, eligible for voting on its Plan, within the next week. The deadline for submitting such ballots has been set for 4:00 p.m. (EST) on April 15, 2002. The Company's Plan Confirmation Hearing is scheduled for 11:30 a.m. (EST) on April 30, 2002.

"The approval of our Disclosure Statement is a tremendous achievement. We have continued to work through this process as quickly as possible and this approval allows us to continue along our anticipated timeline. We worked very hard in negotiating our pre-arranged agreement regarding a plan of reorganization with our senior secured lenders and are proud of what we have accomplished thus far. We look forward to the Plan Confirmation Hearing," stated Ronald D. Risher, President and Chief Executive Officer.

Lason is headquartered in Troy, Michigan. More information about the Company can be found on its website at http://www.lason.com.

About the Company

Lason is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. Lason has operations in the United States, Canada, Mexico, India and the Caribbean. The Company currently has over 85 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises. Lason is available on the World Wide Web at http://www.lason.com.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, (vi) dependence on key personnel,
(vii) development by competitors of new or superior products or services, or entry into the market of new competitors, (viii) fluctuations in paper prices, (ix) reliability of the Company's data, (x) volatility of the Company's stock price, (xi) changes in the business services outsourcing industry, (xii) significance of intangible assets, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives and confirm a plan of reorganization, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

     Lason, Inc.
     Douglas S. Kearney, 248-597-5800
     www.lason.com